Exhibit 4.35

SHARE PURCHASE AGREEMENT

IN RESPECT OF SHOWWORLD HONGKONG LIMITED

by and between

SHOWWORLD HOLDING LIMITED

and

WEIBO HOLDING (SINGAPORE) PTE. LTD.

This SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into in Haidian District, Beijing, the People’s Republic of China on March 1, 2023 by and between:

(1)

ShowWorld Holding Limited, a company incorporated in the British Virgin Islands with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Seller”); and

(2)	Weibo Holding (Singapore) Pte. Ltd., a company incorporated in Singapore with its registered office at 2 Venture Drive, #06-09 Vision Exchange, Singapore 608526 (the “Purchaser”)

(collectively, the “Parties” and each, a “Party”).

WHEREAS,

(A)

the Seller holds 1 ordinary share (the “Target Share”) of ShowWorld HongKong Limited, a company incorporated in Hong Kong with its company number being 1352627 and its registered office at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Target Company”), representing 100% of the issued shares of the Target Company;

(B)

the Target Company holds 332,615,750 shares of Inmyshow Digital Technology (Group) Co., Ltd., a company limited by shares duly established and validly existing under the laws of the PRC, the shares of which are listed and traded on the Shanghai Stock Exchange (the “SSE”) under stock code of 600556, with its registered address at Building 3, Beihai Software Park, 356 Sichuan Road, Beihai, Guangxi Province, PRC (“IMS” or the “ListCo”), representing 18.40% of the issued shares of the ListCo; and

(C)

the Parties hereby agree that the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Target Share upon the terms and conditions set forth below (the “Transaction”).

The Parties agree as follows:

1.Interpretation

1.1	In this Agreement (including the Recitals):

“Authority” means any national, supranational, regional or local government, or any governmental, administrative, fiscal, judicial or government-owned body, department, commission, instrumentality, authority, tribunal, agency or entity, or regulatory body (or any person that exercises the functions of a regulatory body, whether or not government-owned and however constituted or titled); and

“Business Day” means a day on which licensed banks are open for business in Hong Kong (other than a Saturday, Sunday or public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or maintained in Hong Kong at any time between 9.00 a.m. and 5.00 p.m.);

“Closing Date” has the meaning ascribed to it in Clause 4.1;

“Closing” has the meaning ascribed to it in Clause 4.1;

“Confidential Information” has the meaning ascribed to it in Clause 9;

“Consideration” has the meaning ascribed to it in Clause 3;

“CSRC” means the China Securities Regulatory Commission;

“Encumbrance” means any mortgage, charge (fixed or floating), injunction, security, pledge, lien (whether statutory or not), right of first refusal, option, claim, title retention, priority, security interest or third party right, or other encumbrance of any kind on or with respect to any property or right;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Laws” means all civil and common law, legislation, laws, regulations, subordinate legislation, treaties, rules, directives, decisions, by-laws, ordinances, circulars, codes, orders, notices, requirements, decrees, injunctions, resolutions or judgments of any governmental, quasi-governmental, administrative or regulatory body or court, regional government or association;

“ListCo” has the meaning ascribed to it in the Recitalsmeans IMS Digital Technology (Group) Co., Ltd.;

“Material Adverse Change” has the meaning ascribed to it in Clause 4.2.1(g) of this Agreement;

“Notice” has the meaning ascribed to it in Clause 10.1;

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and the Taiwan area.

“RMB” means the lawful currency of the PRC;

“SSE” means the Shanghai Stock Exchange;

1.2	Interpretation

Unless otherwise stated in this Agreement:

1.2.1	“Party” or “Parties” means a party or the parties to this Agreement and includes the legal representatives, successors and permitted assigns of such party or parties;
1.2.2	a reference to any agreement or document is a reference to that agreement or document as amended, supplemented or novated from time to time;
1.2.3	a time of day is a reference to Beijing time;
1.2.4	words importing the singular include the plural and vice versa;
1.2.5	words importing a single gender shall also include the other genders;
1.2.6	references to Clauses and Recitals are to the clauses of and recitals to this Agreement;
1.2.7	references to this Agreement include its recitals, which form part of this Agreement;
1.2.8	references to any law include that law as re-enacted, amended or supplemented by any other legislation and any subordinate legislation made under that law;
1.2.9	the headings contained in this Agreement are inserted for convenience only and shall not affect its interpretation;

1.2.10

references to a “person” or “persons” shall be construed so as to include any individual, firm, limited company or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

1.2.11	references to “including” shall be construed as “including but not limited to”.
2.	Transfer of Target Share

Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, the Seller agrees to sell to the Purchaser as the sole legal and beneficial owner of the Target Share, and the Purchaser agrees to acquire from the Seller, the Target Share, together with all rights attached thereto, for the Consideration on the date hereof.

3.	Consideration

The consideration for the transfer of the Target Share shall be RMB 2,155,350,060 (the “Consideration”). The Consideration of the Transaction shall be determined by reference to the pricing mechanism for block trade of the IMS shares at the date of this Agreement, and shall be confirmed by the Parties through friendly negotiation.

4.	Closing of Transfer of Target Share
4.1	Closing Date

The closing of the transfer of the Target Share (the “Closing”) shall take place on the date hereof or on such other date as the Parties may agree in writing (the “Closing Date”) at the place agreed upon by the Seller and the Purchaser.

4.2	Obligations of the Parties at the Closing
4.2.1	The obligation of the Purchaser to complete the purchase and transfer of the Target Share is subject to the satisfaction of the following conditions:
(a)	this Agreement and other relevant ancillary agreements shall have been executed and become effective;
(b)

the representations and warranties of the Seller contained in this Agreement shall be true, accurate, complete and not misleading on the date hereof and the Closing Date, and the breach of such undertaking or statement will not have any material adverse effect on the operation of the Target Company;

(c)	there shall have been no breach of this Agreement by the Parties;
(d)

the Parties shall have obtained the internal approvals necessary for their execution of this Agreement and completion of the Transaction, and the Seller shall have provided relevant supporting documents to the Purchaser;

(e)	the Parties shall take all necessary actions to perform their obligations of information disclosure in relation to the Transaction in accordance with the relevant Laws and regulations, the rules of the SSE and the requirements of the Authorities, including but not limited to urging the ListCo to disclose the documents relating to the Transaction, make a public announcement and submit the relevant documents to the SSE within three days from the date of this Agreement; and

(f)

from the date hereof until the Closing Date, the ListCo and its subsidiaries shall have carried on their business in the ordinary course of business consistent with past practice in all material respects, and there shall have been no event, matter or circumstance having a material adverse effect on the business, operations, assets, liabilities (including contingent liabilities), condition (financial, trading or otherwise) or financial results of the ListCo and its subsidiaries (taken as a whole) (each, a “Material Adverse Change”). For the avoidance of doubt, the events, matters or circumstances constituting such Material Adverse Change shall mean the relevant event(s), matter(s) or circumstance(s) that individually or in the aggregate result in the losses of the ListCo and its subsidiaries in excess of RMB 15,000,000.

4.2.2	Subject to the fulfillment by the Purchaser of its obligation under Clause 4.2.3, the Seller shall deliver to the Purchaser，

On the Closing Date:

(a)

all corporate materials of the Target Company, including the register of shareholders, register of directors, register of secretaries, register of charges, register of debentures, register of transfer, corporate books of account, business registration certificate and certificate of incorporation;

(b)	the steel seal and other seals of the Target Company; and

Within ten business days after the Closing Date:

(a)	the original Instrument of Transfer and Contract Notes duly executed by the Seller in respect of the transfer of the Target Share;
(b)

the resolutions of the board of directors of the Target Company approving (i) the transfer of the Target Share from the Seller to the Purchaser, (ii) the registration of the Purchaser as the holder of the Target Share and (iii) the issuance of a share certificate for the Target Share to the Purchaser;

(c)	such other documents as may reasonably be requested by the Purchaser for the purpose of consummating the transactions contemplated hereby.
4.2.3

On the Closing Date, the Seller shall give a written payment notice to the Purchaser, specifying, among other things, the amount of the transfer price and payment method. The Purchaser shall remit the Consideration under the direction of the aforementioned payment notice. The Consideration shall be remitted in the currency of US dollars at the exchange rate equal to the median rate between RMB and US dollars as published by the

People’s Bank of China on the trading day immediately prior to the Closing Date of this Agreement.

5.	Representations and Warranties
5.1	Representations and Warranties of the Seller

The Seller hereby represents, warrants and undertakes to the Purchaser that:

(a)

it is a legal entity duly established and validly existing with civil capacity under the applicable Laws and has full rights, power and authority to enter into and perform its obligations under this Agreement;

(b)	the Target Share constitutes all of the issued shares of the Target Company, which has been fully paid-up and validly issued;
(c)

it is the sole legal and beneficial holder of the Target Share, and has the lawful, valid, full and exclusive ownership of the Target Share, free and clear of any Encumbrance or any recovery or claim by any third party for any reason or in any form, and it has no obligation under any Law or contract to make any further capital contribution, subscription or lending to or other investment in the Target Company;

(d)

except for the Target Share, the Target Company has no other issued securities, voting trusts, rights of first refusal, pre-emptive rights, or other rights, proxies, guarantees, options, conversion privileges, subscriptions or contracts (including the shareholders’ agreements, pledge agreements and sale and purchase agreements) relating to any securities of the Target Company directly or indirectly;

(e)

to the knowledge of the Seller, there is no event, matter or circumstance having a material adverse effect that has caused or may cause the ListCo and its subsidiaries to bear losses or liabilities in excess of RMB 15,000,000, individually or cumulatively;

(f)

it has obtained all internal or external approvals, permits and filings that are required to be obtained or completed in accordance with the provisions of all applicable Laws, its articles of association and any agreement binding upon it;

(g)	this Agreement shall, once duly executed by its authorized representative, constitute a valid and binding legal document enforceable against it;
(h)	the things required to be done or complied with by it under Clause 4.2.1 have been done or complied with prior to the Closing; and
(i)

neither its execution and delivery of this Agreement nor the performance of its obligations under this Agreement will result in its breach of any agreement, deed or other document by which it is bound.

5.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents, warrants and undertakes to the Seller that:

(a)

it is a legal entity duly established and validly existing with civil capacity under the applicable Laws and has full rights, power and authority to enter into and perform its obligations under this Agreement;

(b)	it has obtained all internal or external approvals, permits and filings that are required to be obtained or completed in accordance with the provisions of all applicable Laws, its articles of association and any agreement binding upon it;

(c)	this Agreement shall, once duly executed by its authorized representative, constitute a valid and binding legal document enforceable against it;
(d)	the things required to be done or complied with by it under Clause 4.2.1 have been done or complied with prior to the Closing; and
(e)

neither its execution and delivery of this Agreement nor the performance of its obligations under this Agreement will result in its breach of any agreement, deed or other document by which it is bound.

6.	Obligation of Cooperation in Public Disclosure of Information

Subject to Clause 9, the Parties hereby undertake and agree that from the date of this Agreement until the Closing Date, for the purpose of the Transaction, each Party shall perform its obligation of public disclosure of information in accordance with the Laws and regulations then applicable to it and the relevant rules of the stock exchange on which it is listed, including but not limited to providing cooperation in the provision of the information relating to the Transaction, release of public announcements, and communication with the securities regulators, and the other Party shall provide necessary and reasonable assistance. To the extent permitted by Clause 9.2(a), the Seller and the Purchaser shall, subject to the relevant Laws, adequately communicate with each other before the parent of the Seller or of the Purchaser (if applicable) makes any public announcement or communicates with securities regulators. Such obligations of the Parties to cooperate in information disclosure shall survive the Closing Date (provided that the Parties shall have the ongoing obligations to publicly disclose t information generated by the Transaction).

7.	Termination
7.1	This Agreement may be terminated if any of the following events occurs:
(a)	this Agreement may be terminated prior to the Closing Date by the mutual written agreement of the Parties;
(b)

if, prior to the Closing Date, either Party materially breaches its representations and warranties or relevant obligations under this Agreement (including but not limited to failing to use its best commercial efforts to cause the Closing conditions under Clause 4.2.1 to be satisfied due to any reason) and such breach (i) is incapable of being cured or (ii) fails to be cured by the Breaching Party within thirty (30) days after the date when the Non-breaching Party gives a written notice of such breach to the Breaching Party, the Non-breaching Party shall have the right (but not an obligation) to terminate this Agreement by giving a written notice to the Breaching Party and such termination shall become effective immediately on the date when such written notice is given. In such case, the Breaching Party shall compensate the Non-breaching Party for the losses, liabilities and expenses suffered or incurred by the Non-breaching Party as a result. If the Non-breaching Party elects to terminate this Agreement, such losses, liabilities and expenses shall also include all fees and expenses incurred for the negotiation, execution and performance of this Agreement (including but not limited to the service fees and attorneys’ fees payable to the relevant professional advisers for the due diligence investigations on the Target Company and its subsidiaries); or

(c)

if the Closing conditions under Clause 4.2 have not been satisfied by June 30, 2023 (the “Long Stop Date”) despite the commercially reasonable efforts of the Parties, either Party shall have the right to terminate this Agreement immediately by giving a written notice to the other Party, and such termination shall become effective immediately on the date when such written notice is given.

7.2

If this Agreement is terminated in accordance with the above provisions, unless the Breaching Party shall assume relevant liabilities for breach as provided in this Agreement, no new rights or obligations shall accrue or arise in relation to each Party; provided, however, that Clauses 8, 9 and 13 and the rights and obligations of each Party that have accrued or arisen as of the date of termination hereof shall not be affected by, and shall survive, such termination.

8.	Liabilities for Breach
8.1

If a Party (the “Breaching Party”) breaches any provision(s) of this Agreement and such breach causes any damage to the other Party, the Breaching Party shall bear the corresponding indemnification liability to the damaged Party (the “Non-breaching Party”) in connection with such breach.

In particular, the Breaching Party shall indemnify the Non-breaching Party for the losses (including but not limited to diminution in value), liabilities and expenses suffered or incurred by the Non-breaching Party as a result of the following matters, if any:

(a)

any of the representations and warranties made by the Breaching Party under this Agreement (including but not limited to the relevant representations and warranties under Clause 5) is untrue, inaccurate or incomplete;

(b)

the Closing conditions under Clause 4.2 hereof fail to be satisfied by the Long Stop Date and this Agreement is terminated due to the failure of the Breaching Party to actively perform this Agreement; or

(c)

the Breaching Party fails to perform, or fails to completely or properly perform, any of the material obligations to be performed by it under this Agreement due to its own reason(s), and such failure, if it is capable of being cured, is not cured within thirty (30) days after the occurrence of such failure.

In particular, if the Purchaser fails to make any payment pursuant to the payment schedule set forth in this Agreement, the Purchaser shall pay liquidated damages for overdue payment at the daily rate of 0.02% for each day when such payment remains overdue.

8.2

The Breaching Party shall indemnify the Non-breaching Party for any losses, liabilities and reasonable expenses (including but not limited to the fees and expenses for engagement of legal counsels and other professionals) incurred by the Non-breaching Party in connection with its initiation of relevant legal proceedings

(in which a judgment is rendered in favour of the transferee), settlement or enforcement of the relevant claim under Clause 8.1 above.

8.3

The Parties acknowledge and agree that damages alone may not be an adequate remedy for a breach of this Agreement. Accordingly, in addition to claiming for damages, the Non-breaching Party shall have the right to request for cessation of damage, specific performance and/or other non-monetary remedies from the Breaching Party for its breach in accordance with the provisions of the applicable Laws.

9.	Confidentiality
9.1

The Parties agree that the matters dealt with in this Agreement, all non-public information disclosed or provided by one Party to the other Party for the purpose of the transactions contemplated hereby, any and all contacts and negotiations between the Parties in connection with the transactions contemplated hereby and the existence of this Agreement shall be confidential (the “Confidential Information”), and none of any Party and its affiliates and its and their Representatives shall, and such Party shall cause its affiliates and such Representatives not to, disclose any such Confidential Information to any third party other than the Parties hereto without the prior written consent of the other Party.

9.2	Notwithstanding the provisions of Clause 9.1 above, this Clause 9 does not prohibit:
(a)	the disclosure or use of general information available or known to the public (other than as a result of a disclosure made in breach of this Agreement);
(b)

the disclosure by a Party to its employees, investment managers, officers, directors, agents and other representatives (collectively, the “Representatives”) or to its affiliates, finance parties and their Representatives any information that such recipients have a need to know; provided, however, that such recipients are bound by confidentiality obligations or professional standards in relation to the information disclosed to them;

(c)

(i) (x) the disclosure required under any applicable Law or regulation, trading rules (including but not limited to the rules of any applicable stock exchange), or the requirements of any Authority (in such case, the Party required to make such disclosure shall, to the extent legally permissible and practicable, provide the other Party with an opportunity to review and comment on such disclosure prior to such disclosure, and if such prior review is not practicable, the Party making such disclosure shall give the other Party a notice of such disclosure immediately after such disclosure), and (y) the disclosure or use of any information as required by judicial or administrative proceedings (including the arbitration proceedings with respect to any dispute, controversy, difference, claim or relevant obligations hereunder); provided, however, that in either case, the Party making such disclosure shall, to the extent practicable and legally permissible, use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment for the matters contemplated hereby and to redact such provisions as may be reasonably required to be redacted by a Party or (ii) the retention or disclosure of copies of records in connection with the enforcement of any right or remedy relating to this Agreement.

(d)

If any Party breaches the confidentiality obligation under this Clause and such breach causes any damage to the other Party, it shall compensate the other Party for the losses suffered by the other Party as a result thereof.

9.3	Each Party agrees that it shall be liable for any breach or violation of this Clause 9 by its affiliates or its or their Representatives.
10.	Notices
10.1

Any notice or other communication under or in connection with this Agreement (each, a “Notice”) shall be in writing and shall be given to the registered office of the party, or fax number or email address set out below or to such other address, fax number or email address as the Party to which the Notice is given may specify by written notice to the Party giving the Notice at least 5 Business Days before the Notice is given:

10.1.1	Seller:

Fax:

Attention:

Email:

10.1.2	Purchaser:

Fax:

Attention:

Email:

10.2	Unless there is evidence of earlier receipt, a Notice shall be deemed to have been duly served:
10.2.1	if delivered personally, when the Notice is left at the address set out in Clause 10.1;
10.2.2	if delivered by courier service, five (5) Business Days after posting;
10.2.3	if sent by facsimile, when the sender’s facsimile machine confirms that the facsimile has been transmitted; and
10.2.4	if sent by email, at the time when the email is sent out.
11.	Expenses

The expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the respective Party incurring such expenses, and the stamp duty on the transfer of the Target Share shall be borne equally by the Seller and the Purchaser.

12.	General

12.1

This Agreement is drafted in both Chinese and English(Chinese version attached below), and if there is any conflict between the Chinese version and the English version of this Agreement, the Chinese version shall prevail.

12.2

This Agreement shall become effective on the date stated at the beginning of this Agreement. This Agreement may be executed in more than one counterpart, but shall not be effective until each Party has executed and sealed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

12.3

Each Party undertakes to the other Party that it will execute or procure to be executed and do or procure to be done all such acts and things as shall be necessary to enable the Parties to obtain the full benefit of this Agreement.

12.4

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties. Neither Party may assign or transfer, or purport to assign or transfer, any right or obligation under this Agreement, or create, or purport to create, any trust with respect to the foregoing, without the prior written consent of the other Party.

12.5

No delay or omission by a Party to exercise any right, power or remedy provided by Law or under this Agreement shall impair such right, power or remedy or be construed as a waiver of the same. No single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.6

Without prejudice to any other right or remedy which a Party may have under this Agreement, the Parties acknowledge and agree that damages may not be an adequate remedy for a breach of this Agreement and the Non-breaching Party may seek injunctions, specific performance and other non-monetary remedies (and damages) as permitted by Law and as appropriate for a threatened or actual breach of any provision of this Agreement.

12.7	No provision of this Agreement may be amended, supplemented, modified or waived unless set forth in an instrument in writing signed by each of the Parties.
12.8	Nothing in this Agreement is intended to or shall provide or confer any rights or benefits to any third party, including the employees of either Party.
12.9	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remaining provisions of this Agreement.
12.10

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and hereby supersedes all prior letters of intent, agreements, undertakings, arrangements, communications, representations or warranties, whether written or oral, made by any directors, employees or representatives of the Parties with respect to the same matter.

13.	Governing Law and Jurisdiction
13.1	This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.
13.2	The Parties agree that in the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall first resolve the dispute through friendly negotiation; should such negotiation fail, either Party shall have the right to submit the dispute to the competent people’s court located in the place of execution of this Agreement for judgment.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

(Remainder of page intentionally left blank; signature pages to follow)

Signature Page

Seller

For and on behalf of

SHOWWORLD HOLDING LIMITED

/s/ LIU YUNLI

Name: LIU YUNLI

Title: Director

Signature Page

Purchaser

For and on behalf of

WEIBO HOLDING (SINGAPORE) PTE. LTD.

/s/ CAO FEI

Name: CAO FEI

Title: Director